Exhibit 10.1

EXECUTION VERSION

INVESTMENT ADVISORY AGREEMENT
BETWEEN
SL INVEsTMENT Fund II LLC
AND
MS CAPITAL PARTNERS ADVISER INC.

This Investment Advisory Agreement (this “Agreement”) is made as of September 12, 2024, by and between SL Investment Fund II LLC, a Delaware limited liability company (the “Company”), and MS Capital Partners Adviser Inc., a Delaware corporation (the “Adviser”).

WHEREAS, the Company operates as a closed-end, non-diversified management investment company that has filed an election to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (together with the rules promulgated thereunder, the “1940 Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (together with the rules promulgated thereunder, the “Advisers Act”);

WHEREAS, the Company desires to retain the Adviser to provide investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, the Adviser is willing to provide investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Adviser hereby agree as follows:

Section 1.               Duties of the Adviser.

(a)            Retention of Adviser. The Company hereby appoints the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the board of directors of the Company (the “Board”), for the period and upon the terms herein set forth in accordance with:

(i)              the investment objective, policies and restrictions that are set forth in the Company’s Registration Statement on Form 10 or other registration statements the Company, each as applicable and as filed with the Securities and Exchange Commission (the “SEC”), as supplemented, amended or superseded from time to time, in the Company’s confidential private placement memorandum, as amended from time to time or as may otherwise be set forth in the Company’s reports filed in compliance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable;

(ii)             during the term of this Agreement, all other applicable federal and state laws, rules and regulations, and the Company’s certificate of formation and limited liability company agreement, as they may be in effect from time to time (the “Organizational Documents”);

(iii)            such investment policies, directives, regulatory restrictions as the Company may from time to time establish or issue and communicate to the Adviser in writing; and

(iv)            the Company’s compliance policies and procedures as applicable to the Adviser and as administered by the Company’s chief compliance officer.

(b)           Responsibilities of Adviser. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:

(i)              determine the composition and allocation of the Company’s investment portfolio, the nature and timing of any changes therein and the manner of implementing such changes;

(ii)             identify, evaluate and negotiate the structure of the investments made by the Company;

(iii)            perform due diligence on prospective portfolio companies;

(iv)            execute, close, service and monitor the Company’s investments;

(v)             determine the securities and other assets that the Company shall purchase, retain or sell;

(vi)            arrange financings and borrowing facilities for the Company;

(vii)           provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds; and

(viii)         to the extent permitted under the 1940 Act and the Advisers Act, on the Company’s behalf, and in coordination with any Sub-Adviser (as defined below) and any administrator, provide significant managerial assistance to those portfolio companies to which the Company is required to provide such assistance under the 1940 Act, including utilizing appropriate personnel of the Adviser to, among other things, monitor the operations of the Company’s portfolio companies, participate in board and management meetings, consult with and advise officers of portfolio companies and provide other organizational and financial consultation.

(c)            Power and Authority. To facilitate the Adviser’s performance of these undertakings, but subject to the restrictions contained herein, the Company hereby delegates to the Adviser (which power and authority may be delegated by the Adviser to one or more Sub-Advisers), and the Adviser hereby accepts, the power and authority to act on behalf of and in the name of the Company to effectuate investment decisions for the Company, including the negotiation, execution and delivery of all documents relating to the acquisition and disposition of the Company’s investments, the placing of orders for other purchase or sale transactions on behalf of the Company or any entity in which the Company has a direct or indirect ownership interest, including any interest rate, currency or other derivative instruments, and the engagement of any service providers deemed necessary or appropriate by the Adviser to the exercise of such power and authority. In the event that the Company determines to acquire debt or other financing (or to refinance existing debt or other financing), the Adviser shall use commercially reasonable efforts to arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments or obtain financing on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create, or arrange for the creation of, such special purpose vehicle and to make investments or obtain financing through such special purpose vehicle in accordance with applicable law. The Company also grants to the Adviser power and authority to engage in all activities and transactions (and anything incidental thereto) that the Adviser deems, in its sole discretion, appropriate, necessary or advisable to carry out its duties pursuant to this Agreement, including the authority to open accounts and deposit, maintain and withdraw funds of the Company or any of its subsidiaries in any bank, savings and loan association, brokerage firm or other financial institution.

(d)            Acceptance of Appointment. The Adviser hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein. Unless and until it resigns or is removed as investment adviser to the Company in accordance with this Agreement, the Adviser, to the extent of its powers as set forth in this Agreement, shall be an agent of the Company for the purpose of the Company’s business, and action taken by the Adviser in accordance with such powers shall bind the Company.

(e)            Sub-Advisers. The Adviser is hereby authorized to enter into one or more sub-advisory agreements (each a “Sub-Advisory Agreement”) with other investment advisers (each a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder, subject to the oversight of the Adviser and/or the Company, with the scope of such services and oversight to be set forth in each Sub-Advisory Agreement.

(i)              The Adviser and not the Company shall be responsible for any compensation payable to any Sub-Adviser; provided, however, that the Adviser shall have the right to direct the Company to pay directly any Sub-Adviser the amounts due and payable to such Sub-Adviser from the fees and expenses otherwise payable to the Adviser under this Agreement.

(ii)             Any Sub-Advisory Agreement entered into by the Adviser shall be in accordance with the requirements of the 1940 Act and the Advisers Act, including without limitation, the requirements of the 1940 Act relating to Board and Company unitholder approval thereunder, and other applicable federal and state law.

(iii)            Any Sub-Adviser shall be subject to the same fiduciary duties as are imposed on the Adviser pursuant to this Agreement, the 1940 Act and the Advisers Act, as well as other applicable federal and state law.

(f)            Independent Contractor Status. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(g)           Record Retention. Subject to review by and the overall control of the Board, the Adviser shall maintain and keep all books, accounts and other records of the Adviser that relate to activities performed by the Adviser hereunder as required under the 1940 Act, the Advisers Act and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Adviser agrees that all records that it maintains and keeps for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Company upon the termination of this Agreement or otherwise on written request by the Company. The Adviser further agrees that the records that it maintains and keeps for the Company shall be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above. The Adviser shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law. The Adviser shall maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to the Adviser or the Company.

Section 2.               Expenses Payable by the Company.

(a)            Adviser Personnel. All investment personnel of the Adviser, when and to the extent engaged in providing investment advisory services and managerial assistance hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Company.

(b)           Company’s Costs. Subject to the limitations on expense reimbursement of the Adviser as set forth in Sections 2(a) and (c), the Company, either directly or through reimbursement to the Adviser, shall bear all costs and expenses of its investment operations and its investment transactions, including costs and expenses relating to: the Company’s initial organizational costs and operating costs incurred prior to the filing of its election to be regulated as a BDC; the costs associated with any offerings of the Company’s securities; calculating individual asset values and the Company’s net asset value (including the cost and expenses of any third-party valuation services); out-of-pocket expenses, including travel, entertainment, lodging and meal expenses, incurred by the Adviser, or members of its investment team, or payable to third parties, in evaluating, developing, negotiating, structuring and performing due diligence on prospective portfolio companies, including any investments that are not ultimately made (including, without limitation, any reverse termination fees and any liquidated damages, commitment fees that become payable in connection with any proposed investment that is not ultimately made, forfeited deposits or similar payments) and monitoring actual portfolio companies and, if necessary, enforcing the Company’s rights; the Base Management Fee (as defined below) payable under this Agreement; certain costs and expenses relating to distributions paid by the Company; administration fees payable under the administration agreement (as in effect from time to time, the “Administration Agreement”), by and between the Company and MS Private Credit Administrative Services LLC (in such capacity, the “Administrator”) and any sub-administration agreements, including related expenses; arrangement, debt service and other costs of borrowings, senior securities or other financing arrangements; the allocated costs incurred by the Adviser or the Administrator in providing managerial assistance to those portfolio companies that request it; amounts payable to third parties relating to, or associated with, sourcing, evaluating, making, settling, clearing, monitoring, or holding or disposing of prospective or actual investments; the costs associated with subscriptions to data service, research-related subscriptions and expenses and quotation equipment and services used in making or holding investments; escrow agent, distribution agent, transfer agent and custodial fees and expenses; costs of derivatives and hedging; commissions and other compensation payable to brokers or dealers; federal, state and local registration fees; any fees payable to rating agencies; costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Company’s assets for tax or other purposes; U.S. federal, state and local taxes; independent director fees and expenses; costs of preparing financial statements and maintaining books and records, costs of preparing tax returns, costs of compliance with the 1940 Act, the Sarbanes-Oxley Act of 2002, as amended, and applicable federal and state securities laws, and attestation and costs of filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, including registration fees, and the compensation of professionals responsible for the preparation or review of the foregoing; the costs of any reports, proxy statements or other notices to the Company’s unitholders (including printing and mailing costs), the costs of any unitholders’ meetings and the costs and expenses of preparations for the foregoing and related matters; the costs of specialty and custom software expense for monitoring risk, compliance and overall investments; any fidelity bond required by applicable law; fees and expenses associated with marketing efforts; any necessary insurance premiums; extraordinary expenses (such as litigation or indemnification payments or amounts payable pursuant to any agreement to provide indemnification entered into by the Company, provided, that the Company will not bear such expenses to the extent that the relevant conduct is not indemnifiable under applicable law, including, if applicable, ERISA; direct fees and expenses associated with independent audits, agency, consulting and legal costs; costs of winding up; and all other expenses incurred by either the Administrator or the Company in connection with administering the Company’s business, including payments under the Administration Agreement based upon the Company’s allocable portion of the compensation paid to the Company’s Chief Financial Officer and Chief Compliance Officer and reimbursing third-party expenses incurred by the Administrator in carrying out its administrative services under the Administration Agreement, including, but not limited to the fees and expenses associated with performing compliance functions. The presence of an item in or its absence from the foregoing list, on the one hand, and the list of Company expenses set forth in Section 4(b) of Administration Agreement, on the other, shall in no way be construed to limit the responsibility of the Company for such expense under either agreement. Notwithstanding the foregoing, to the extent the assets of the Company are treated as “plan assets” subject to Title I of ERISA and/or Section 4975 of the Internal Revenue Code of 1986, as amended (“Code”), the Company shall not bear the expenses of any overhead costs of the Adviser or any other cost or expense not permitted under Title I of ERISA or Section 4975 of the Code.

For avoidance of doubt, it is agreed and understood that, from time to time, the Adviser or its affiliates may pay amounts or bear costs properly constituting Company expenses as set forth herein or otherwise and that the Company shall reimburse the Adviser or its affiliates for all such costs and expenses that have been paid by the Adviser or its affiliates on behalf of the Company.

(c)            Portfolio Company’s Compensation. In certain circumstances the Adviser, any Sub-Adviser, or any of their respective Affiliates (as defined below), may receive compensation from a portfolio company, in connection with the Company’s investment in such portfolio company. Any compensation received by the Adviser, Sub-Adviser, or any of their respective Affiliates, attributable to the Company’s investment in any portfolio company, in excess of any of the limitations in or exemptions granted from the 1940 Act, any interpretation thereof by the staff of the SEC, or the conditions set forth in any exemptive relief granted to the Adviser, any Sub-Adviser or the Company by the SEC, shall be delivered promptly to the Company and the Company will retain such excess compensation for the benefit of its unitholders.

Section 3.               Compensation of the Adviser.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) as hereinafter set forth. Any of the fees payable to the Adviser under this Agreement for any partial calendar quarter shall be appropriately prorated based on the actual number of days elapsed during such partial quarter as a fraction of the number of days in the relevant calendar year.

(a)            Base Management Fee. The Base Management Fee is calculated at an annual rate of 0.25% of the Company’s average Capital Under Management (as defined below) at the end of the two most recently completed calendar quarters. “Capital Under Management” is defined as the cumulative capital called, less cumulative distributions categorized as returned capital. For the avoidance of doubt, Capital Under Management does not include capital acquired through the use of leverage, and returned capital does not include distributions of the Company’s investment income (i.e., proceeds received in respect of interest payments, dividends or fees, net of expenses) or net realized capital gains to investors.

(b)           Waiver or Deferral of Fees.

The Adviser shall have the right to elect to waive or defer all or a portion of the Base Management Fee that would otherwise be paid to it. Prior to the payment of any fee to the Adviser, the Company shall obtain written instructions from the Adviser with respect to any waiver or deferral of any portion of such fees. Any portion of a deferred fee payable to the Adviser and not paid over to the Adviser with respect to any calendar quarter or year shall be deferred without interest and may be paid over in any such other quarter prior to the termination of this Agreement, as the Adviser may determine upon written notice to the Company.

Section 4.               Covenants of the Adviser.

The Adviser covenants that it is registered as an investment adviser under the Advisers Act on the effective date of this Agreement, and shall maintain such registration until the expiration or termination of this Agreement. The Adviser agrees that its activities shall at all times comply in all material respects with all applicable federal and state laws governing its operations and investments, except to the extent that any such noncompliance would not reasonably be expected to have a material adverse effect on the ability of the Adviser to fulfill its obligations under this Agreement. The Adviser agrees to observe and comply with applicable provisions of the code of ethics adopted by the Company pursuant to Rule 17j-1 under the 1940 Act, as such code of ethics may be amended from time to time.

The Adviser agrees that during all periods when the assets of the Company are treated as “plan assets” for purposes of Title I of ERISA and/or Section 4975 of the Code, the Adviser shall endeavor to qualify as a “qualified professional asset manager,” as defined in the U.S. Department of Labor Prohibited Transaction Class Exemption 84-14 (or any successor thereto), or the Adviser shall endeavor to utilize another prohibited transaction exemption if and to the extent necessary or appropriate.

The Adviser acknowledges that during all periods when the assets of the Company are treated as “plan assets” for purposes of ERISA, the Adviser will be (i) a “fiduciary”, as defined in Section 3(21) of ERISA, with respect to the Company and with respect to each employee benefit plan or trust subject to the provisions of Title I of ERISA (an “ERISA Plan”) that invests in the Company, and (ii) an “investment manager,” as defined in Section 3(38) of ERISA, with respect to each ERISA Plan that invests in the Company.

Section 5.               Brokerage Commissions.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account factors, including without limitation, price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and is consistent with the Adviser’s duty to seek the best execution on behalf of the Company, provided, that, during all periods when the assets of the Company are treated as “plan assets” for purposes of Title I of ERISA and/or Section 4975 of the Code, the Adviser may use “soft dollars” to obtain products and services only to the extent that such products and services fall within the parameters of Section 28(e) of the Exchange Act as such safe harbor is interpreted by the SEC. Notwithstanding the foregoing, with regard to transactions with or for the benefit of the Company, the Adviser may not pay any commission or receive any rebates or give-ups, nor participate in any business arrangements which would circumvent this restriction.

Section 6.               Other Activities of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to or different from those of the Company, and nothing in this Agreement shall limit or restrict the right of any officer, director, equityholder (and their equityholders or members, including the owners of their equityholders or members), or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). The Adviser assumes no responsibility under this Agreement other than to render the services set forth herein.

During the term of this Agreement and for a period of one year following any termination or nonrenewal of this Agreement for any reason, the Company shall not, directly or indirectly on behalf of itself or any other person or entity: (a) solicit the employment of or employ any partners, equityholders, directors, trustees, officers, employees, consultants and/or associated persons (each, an “Associate”) of the Adviser, any Sub-Adviser or any of their respective Affiliates (collectively, “Adviser Persons”) or any person or entity who was an Associate of an Adviser Person during the one-year period preceding such proposed solicitation or employment, or (b) induce, persuade or attempt to induce or persuade the discontinuation of, or in any way interfere or attempt to interfere with, the relationship between an Adviser Person and any Associate of such Adviser Person or any person or entity who was an Associate of such Adviser Person during the one-year period preceding such proposed inducement, persuasion or interference or attempted inducement, persuasion or interference. The parties intend that any provision of this Section 6 held invalid, illegal or unenforceable only in part or degree because of the duration or geographic scope thereof shall remain in full force to the extent not held invalid, illegal or unenforceable.

For purposes of this Agreement, “Affiliate” or “Affiliated” or any derivation thereof means with respect to any individual, corporation, partnership, trust, joint venture, limited liability company or other entity or association (“Person”): (a) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (d) any executive officer, director, trustee or general partner of such other Person; or (e) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

Section 7.               Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a director, officer, equityholder or employee of the Adviser is or becomes a director, officer, unitholder and/or employee of the Company and acts as such in any business of the Company, then such director, officer, equityholder and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Company, and not as a director, officer, equityholder or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

Section 8.               Indemnification.

Subject to Section 9, the Adviser, any Sub-Adviser, each of their respective directors, trustees, officers, equityholders or members (and their equityholders or members, including the owners of their equityholders or members), agents, employees, controlling persons (as determined under the 1940 Act (“Controlling Persons”)), any other person or entity Affiliated with the Adviser or Sub-Adviser (including each of their respective directors, trustees, officers, equityholders or members (and their equityholders or members, including the owners of their equityholders or members), agents, employees or Controlling Persons) and any other person or entity acting on behalf of, the Adviser or Sub-Adviser (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) shall not be liable to the Company or any unitholder thereof for any action taken or omitted to be taken by the Adviser or any Sub-Adviser in connection with the performance of any of their duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in satisfaction of judgments, in compromises and settlement, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated (“Losses”) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Indemnified Parties’ duties or obligations under this Agreement, any Sub-Advisory Agreement, or otherwise as an investment adviser of the Company to the extent such Losses are not fully reimbursed by insurance and otherwise to the fullest extent such indemnification would not be inconsistent with the Organizational Documents, the 1940 Act, the laws of the State of New York and other applicable law (including, if applicable, ERISA).

Section 9.               Limitation on Indemnification.

Notwithstanding anything in Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect any of the Indemnified Parties against, or entitle or be deemed to entitle any of the Indemnified Parties to indemnification in respect of, any Losses to the Company or its security holders to which the Indemnified Parties would otherwise be subject primarily attributable to the willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s or Sub-Adviser’s duties or by reason of the reckless disregard of the Adviser’s or Sub-Adviser’s duties and obligations under this Agreement or any Sub-Advisory Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder) or by reason of a breach of the Adviser’s fiduciary duties under ERISA, if applicable.

In addition, notwithstanding any of the foregoing to the contrary, the provisions of Section 8 and this Section 9 shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of Section 8 and this Section 9 to the fullest extent permitted by law (including, if applicable, ERISA) and the Organizational Documents.

Section 10.             Effectiveness, Duration and Termination of Agreement.

(a)            Term and Effectiveness. This Agreement shall become effective as of the first date written above. Once effective, this Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive one-year periods; provided that such continuance is specifically approved at least annually by: (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of a majority of the independent directors of the Company (the “Independent Directors”), in accordance with the requirements of the 1940 Act, or as otherwise permitted under Section 15 of the 1940 Act.

(b)            Termination. This Agreement may be terminated at any time, without the payment of any penalty, (i) by the Company upon 60 days’ prior written notice to the Adviser: (A) upon the vote of a majority of the outstanding voting securities of the Company (as “majority of the outstanding voting securities” is defined in Section 2(a)(42) of the 1940 Act) or (B) by the vote of the Independent Directors; or (ii) by the Adviser upon not less than 60 days’ prior written notice to the Company. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of construing Section 15(a)(4) of the 1940 Act). The provisions of Section 8 and 9 shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed to it under Section 3 through the date of termination or expiration and Section 8 and 9 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

(c)            Duties of Adviser Upon Termination. The Adviser shall promptly upon termination:

(i)              deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(ii)             deliver to the Board all assets and documents of the Company then in custody of the Adviser; and

(iii)            cooperate with the Company to provide an orderly transition of services.

Section 11.             Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered, emailed or mailed, postage prepaid, to the other party at the address listed below or at such other address for a party as shall be specified in a notice given in accordance with this Section.

Section 12.             Amendments.

This Agreement may be amended by mutual written consent of the parties; provided that the consent of the Company is required to be obtained in conformity with the requirements of the 1940 Act.

Section 13.             Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

Section 14.             Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

Section 15.             Governing Law.

Notwithstanding the place where this Agreement may be executed by any of the parties hereto and the provisions of Section 8 and 9, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a BDC under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act, the Advisers Act, and, if and to the extent any assets of the Company are treated as “plan assets” subject to Title I of ERISA, this Agreement shall be construed in accordance with the applicable provisions of ERISA. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the 1940 Act, the Advisers Act or ERISA, the 1940 Act, the Advisers Act and, if applicable, ERISA shall control.

Section 16.             Third Party Beneficiaries.

Except for any Sub-Adviser and any Indemnified Party, such Sub-Adviser and the Indemnified Parties each being an intended beneficiary of this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

Section 17.             Entire Agreement.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

Section 18.             Insurance.

The Company shall acquire and maintain a directors and officers liability insurance policy or similar insurance policy, which may name the Adviser and any Sub-Adviser each as an additional insured party (each an “Additional Insured Party” and collectively the “Additional Insured Parties”). Such insurance policy shall include reasonable coverage from a reputable insurer. The Company shall make all premium payments required to maintain such policy in full force and effect; provided, however, each Additional Insured Party, if any, shall pay to the Company, in advance of the due date of such premium, its allocated share of the premium. Irrespective of whether the Adviser and any Sub-Adviser is a named Additional Insured Party on such policy, the Company shall provide the Adviser and any Sub-Adviser with written notice upon receipt of any notice of: (a) any default under such policy; (b) any pending or threatened termination, cancellation or non-renewal of such policy or (c) any coverage limitation or reduction with respect to such policy. The foregoing provisions of this Section 18 notwithstanding, the Company shall not be required to acquire or maintain any insurance policy to the extent that the same is not available upon commercially reasonable pricing terms or at all, as determined in good faith by the required majority (as defined in Section 57(o) of the 1940 Act) of the Board.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

SL INVESTMENT FUND II LLC
a Delaware limited liability company

1585 Broadway
New York, NY 10036

By:	/s/ Orit Mizrachi
Name:	Orit Mizrachi
Title:	Chief Operating Officer and Secretary

MS CAPITAL PARTNERS ADVISER INC.
a Delaware corporation

1585 Broadway
New York, NY 10036

By:	/s/ Orit Mizrachi
Name:	Orit Mizrachi
Title:	Managing Director

[Signature Page to Investment Advisory Agreement]